Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-122977
Pricing Supplement to the Prospectus Supplement No. 486 dated March 15, 2005 — No. 512

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $20,000,000
9.65% Aggregate Mandatory Exchangeable Notes due February 2006
(Exchangeable for a Basket of Seven Common Stocks)

          This pricing supplement and the accompanying prospectus supplement no. 486, relating to the aggregate mandatory exchangeable notes, should be read together. Because the aggregate mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 486 should also be read with the accompanying prospectus dated March 15, 2005, as supplemented by the accompanying prospectus supplement dated March 15, 2005. Terms used here have the meanings given them in the accompanying prospectus supplement no. 486, unless the context requires otherwise.
          The aggregate mandatory exchangeable notes offered by this pricing supplement, which we call the “offered notes”, have the terms described in the accompanying prospectus supplement no. 486, as supplemented or modified by the following:
Issuer: The Goldman Sachs Group, Inc.
Basket stocks: common stock of Amerada Hess Corporation, EnCana Corporation, Occidental Petroleum Corporation, Rowan Companies, Inc., Transocean Inc., Suncor Energy Inc. and Valero Energy Corporation, with each basket stock having a relative weight on the trade date of 14.2857%
Face amount: each offered note will have a face amount equal to $100.00; the aggregate face amount for all the offered notes is $20,000,000
Original issue price: 100% of the face amount
Net proceeds to the issuer: 99.95% of the face amount
Trade date: August 4, 2005
Settlement date (original issue date): August 11, 2005
Stated maturity date: February 13, 2006, unless extended for up to six business days
Interest rate (coupon): 9.65% per year
Interest payment dates: November 13, 2005 and February 13, 2006
Regular record dates: for the interest payment dates specified above, five business days prior to the applicable interest payment date
CUSIP no.: 38143Y517
          Your investment in the notes involves certain risks. We encourage you to read “Additional Risk Factors Specific to Your Note” beginning on page S-3 of the accompanying prospectus supplement no. 486 so that you may better understand those risks. The offered notes are not principal-protected and you could lose your entire investment. In addition, the payment amount is capped.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

          Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Pricing Supplement dated August 4, 2005.

Principal amount:	On the stated maturity date, each offered note will be exchanged for, with respect to each basket stock, a number of shares of that basket stock equal to the exchange rate for that basket stock or, at the option of Goldman Sachs, for the cash value of that basket stock based on the relevant final basket stock price.

Exchange rate for each basket stock:	If the final basket stock price equals or exceeds the relevant threshold appreciation price, then the exchange rate will equal a number of shares of that basket stock equal to the relevant threshold fraction multiplied by the weighting amount for that basket stock for each offered note outstanding. The face amount for one offered note equals $100.00. Otherwise, the exchange rate for the relevant basket stock will equal a number of shares of that basket stock equal to the weighting amount for that basket stock for each offered note outstanding. The exchange rate is subject, in certain circumstances, to anti-dilution adjustment as described in the accompanying prospectus supplement no. 486.

Please note that the amount you receive for each $100.00 of outstanding face amount on the stated maturity date could be substantially less than $100.00 and will not in any event exceed $115.00, which represents the sum of the products, with respect to each basket stock, of the relevant threshold appreciation price multiplied by the relevant weighting amount. You could lose your entire investment in the offered notes.

Initial basket stock price for each basket stock:	The initial stock price for each of the basket stocks is as follows:

1.	Amerada Hess Corporation	$119.715 per share
2.	EnCana Corporation	$43.021 per share
3.	Occidental Petroleum Corporation	$82.848 per share
4.	Rowan Companies, Inc.	$35.056 per share
5.	Transocean Inc.	$59.842 per share
6.	Suncor Energy Inc.	$54.292 per share
7.	Valero Energy Corporation	$89.394 per share

Final basket stock price for each basket stock:	The closing price of one share of the relevant basket stock on the determination date, subject to anti-dilution adjustment.

Determination date:	The fifth trading day prior to February 13, 2006 unless extended for up to five business days.

Threshold appreciation price:	For each basket stock, the initial basket stock price times 1.15. The threshold appreciation price for each of the basket stocks is as follows:

1.	Amerada Hess Corporation	$137.672 per share
2.	EnCana Corporation	$49.474 per share
3.	Occidental Petroleum Corporation	$95.275 per share
4.	Rowan Companies, Inc.	$40.314 per share
5.	Transocean Inc.	$68.818 per share
6.	Suncor Energy Inc.	$62.436 per share
7.	Valero Energy Corporation	$102.803 per share

Weighting amount:	The weighting amount for each of the basket stocks is as follows:

1.	Amerada Hess Corporation	0.1194 per share
2.	EnCana Corporation	0.3321 per share
3.	Occidental Petroleum Corporation	0.1724 per share
4.	Rowan Companies, Inc.	0.4075 per share
5.	Transocean Inc.	0.2387 per share
6.	Suncor Energy Inc.	0.2631 per share
7.	Valero Energy Corporation	0.1598 per share

Threshold fraction:	For each basket stock, the threshold appreciation price divided by the final basket stock price for that basket stock.

No listing:	The offered notes will not be listed on any securities exchange or interdealer market quotation system.

Hypothetical payment amount:	The tables below show several examples of hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $100.00 of the outstanding face amount of your note, if the final basket stock prices were any of the hypothetical prices shown in the final basket stock price columns. For this purpose, we have assumed that there will be no anti-dilution adjustments to the exchange rates for the basket stocks and no market disruption events.

The prices in the final basket stock price column represent hypothetical closing prices for one share of the relevant basket stock on the determination date. The amounts in the exchange amount at maturity column represent the hypothetical cash value of each basket stock to be exchanged for each outstanding note, based on the hypothetical final basket stock price for that basket stock.

Example 1: All basket stock prices increase by 10%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Amerada Hess Corporation	14.2857%	$119.715	$137.672	0.1194	$131.69	$15.7234
EnCana Corporation	14.2857%	$43.021	$49.474	0.3321	$47.32	$15.7160
Occidental Petroleum Corporation	14.2857%	$82.848	$95.275	0.1724	$91.13	$15.7113
Rowan Companies, Inc.	14.2857%	$35.056	$40.314	0.4075	$38.56	$15.7139
Transocean Inc.	14.2857%	$59.842	$68.818	0.2387	$65.83	$15.7127
Suncor Energy Inc.	14.2857%	$54.292	$62.436	0.2631	$59.72	$15.7126
Valero Energy Corporation	14.2857%	$89.394	$102.803	0.1598	$98.33	$15.7137
Exchange amount at maturity for each note:						$110.00
Example 2: All basket stock prices increase by 25%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Amerada Hess Corporation	14.2857%	$119.715	$137.672	0.1194	$149.64	$16.4381
EnCana Corporation	14.2857%	$43.021	$49.474	0.3321	$53.78	$16.4304
Occidental Petroleum Corporation	14.2857%	$82.848	$95.275	0.1724	$103.56	$16.4254
Rowan Companies, Inc.	14.2857%	$35.056	$40.314	0.4075	$43.82	$16.4281
Transocean Inc.	14.2857%	$59.842	$68.818	0.2387	$74.80	$16.4269
Suncor Energy Inc.	14.2857%	$54.292	$62.436	0.2631	$67.87	$16.4269
Valero Energy Corporation	14.2857%	$89.394	$102.803	0.1598	$111.74	$16.4279
Exchange amount at maturity for each note:						$115.00
Example 3: All basket stock prices decrease by 10%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Amerada Hess Corporation	14.2857%	$119.715	$137.672	0.1194	$107.74	$12.8646
EnCana Corporation	14.2857%	$43.021	$49.474	0.3321	$38.72	$12.8585
Occidental Petroleum Corporation	14.2857%	$82.848	$95.275	0.1724	$74.56	$12.8547
Rowan Companies, Inc.	14.2857%	$35.056	$40.314	0.4075	$31.55	$12.8568
Transocean Inc.	14.2857%	$59.842	$68.818	0.2387	$53.86	$12.8559
Suncor Energy Inc.	14.2857%	$54.292	$62.436	0.2631	$48.86	$12.8558
Valero Energy Corporation	14.2857%	$89.394	$102.803	0.1598	$80.45	$12.8566
Exchange amount at maturity for each note:						$90.00

Example 4: The basket stock prices of Amerada Hess Corporation and EnCana Corporation both decrease by 10% and the basket stock prices of Occidental Petroleum Corporation and Rowan Companies, Inc. both increase by 5%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Amerada Hess Corporation	14.2857%	$119.715	$137.672	0.1194	$107.74	$12.8646
EnCana Corporation	14.2857%	$43.021	$49.474	0.3321	$38.72	$12.8585
Occidental Petroleum Corporation	14.2857%	$82.848	$95.275	0.1724	$86.99	$14.9971
Rowan Companies, Inc.	14.2857%	$35.056	$40.314	0.4075	$36.81	$14.9996
Transocean Inc.	14.2857%	$59.842	$68.818	0.2387	$59.84	$14.2843
Suncor Energy Inc.	14.2857%	$54.292	$62.436	0.2631	$54.29	$14.2842
Valero Energy Corporation	14.2857%	$89.394	$102.803	0.1598	$89.39	$14.2852
Exchange amount at maturity for each note:						$98.57
Example 5: The basket stock price of Amerada Hess Corporation decreases by 80%, the basket stock prices of EnCana Corporation and Occidental Petroleum Corporation both increase by 5%, and the basket stock prices of Rowan Companies, Inc. and Transocean Inc. both increase by 20%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Amerada Hess Corporation	14.2857%	$119.715	$137.672	0.1194	$23.94	$2.8588
EnCana Corporation	14.2857%	$43.021	$49.474	0.3321	$45.17	$15.0016
Occidental Petroleum Corporation	14.2857%	$82.848	$95.275	0.1724	$86.99	$14.9971
Rowan Companies, Inc.	14.2857%	$35.056	$40.314	0.4075	$42.07	$16.4281
Transocean Inc.	14.2857%	$59.842	$68.818	0.2387	$71.81	$16.4269
Suncor Energy Inc.	14.2857%	$54.292	$62.436	0.2631	$54.29	$14.2842
Valero Energy Corporation	14.2857%	$89.394	$102.803	0.1598	$89.39	$14.2852
Exchange amount at maturity for each note:						$94.28

Example 6: All basket stock prices decrease by 40%.

			Threshold	Weighting	Assumed	Exchange
		Initial Basket	Appreciation	Amount	Final Basket	Amount at
Stock	Weight (%)	Stock Price	Price	(per note)	Stock Price	Maturity

Amerada Hess Corporation	14.2857%	$119.715	$137.672	0.1194	$71.83	$8.5764
EnCana Corporation	14.2857%	$43.021	$49.474	0.3321	$25.81	$8.5724
Occidental Petroleum Corporation	14.2857%	$82.848	$95.275	0.1724	$49.71	$8.5698
Rowan Companies, Inc.	14.2857%	$35.056	$40.314	0.4075	$21.03	$8.5712
Transocean Inc.	14.2857%	$59.842	$68.818	0.2387	$35.91	$8.5706
Suncor Energy Inc.	14.2857%	$54.292	$62.436	0.2631	$32.58	$8.5705
Valero Energy Corporation	14.2857%	$89.394	$102.803	0.1598	$53.64	$8.5711
Exchange amount at maturity for each note:						$60.00

The payment amounts shown above in examples one to six are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical exchange amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in any of the basket stocks. Please read “Additional Risk Factors Specific to Your Note” and “Hypothetical Payment Amounts on Your Note” in the accompanying prospectus supplement no. 486.

Payments on your note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note are economically equivalent to the amounts that would be paid on a combination of an interest bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” in the accompanying prospectus supplement no. 486.

Hedging:	In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of all of the basket stocks on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see “Additional Risk Factors Specific to Your Note — Our Business Activities May Create Conflicts of Interest Between You and Us” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement no. 486.

Description of the basket stock issuers:	According to its publicly available documents, Amerada Hess Corporation explores for, produces, purchases, transports and sells crude oil and natural gas. Information filed with the SEC by Amerada Hess Corporation under the Exchange Act can be located by referencing its SEC file number: 001-01204.

According to its publicly available documents, EnCana Corporation is an independent crude oil and natural gas exploration and production company. Information filed with the SEC by EnCana Corporation under the Exchange Act can be located by referencing its SEC file number: 001-15226.

According to its publicly available documents, Occidental Petroleum Corporation explores for, develops, produces and markets crude oil and natural gas and manufactures and markets basic chemicals, vinyls and performance chemicals. Information filed with the SEC by Occidental Petroleum Corporation under the Exchange Act can be located by referencing its SEC file number: 001-09210.

According to its publicly available documents, Rowan Companies, Inc. is a provider of international and domestic contract drilling services. Information filed with the SEC by Rowan Companies, Inc. under the Exchange Act can be located by referencing its SEC file number: 001- 05491.

According to its publicly available documents, Transocean Inc. is an international provider of offshore contract drilling services for oil and gas wells. Information filed with the SEC by Transocean Inc. under the Exchange Act can be located by referencing its SEC file number: 333-75899.

According to its publicly available documents, Suncor Energy Inc. explores for, acquires, develops, produces and markets crude oil and natural gas, transports and refines crude oil and markets petroleum and petrochemical products. Information filed with the SEC by Suncor Energy Inc. under the Exchange Act can be located by referencing its SEC file number: 001-12384.

According to its publicly available documents, Valero Energy Corporation owns and operates refineries and is a marketer of refined products. Information filed with the SEC by Valero Energy Corporation under the Exchange Act can be located by referencing its SEC file number: 001-13175.

Historical trading price information:	The common stock of Amerada Hess Corporation, EnCana Corporation, Occidental Petroleum Corporation, Rowan Companies, Inc., Transocean Inc., Suncor Energy Inc., and Valero Energy Corporation are traded on the New York Stock Exchange under the symbols “AHC”, “ECA”, “OXY”, “RDC”, “RIG”, “SU” and “VLO”, respectively. The following tables show the quarterly high, low and final per share closing prices as traded on the New York Stock Exchange, for the common stock of Amerada Hess Corporation, EnCana Corporation, Occidental Petroleum Corporation, Rowan Companies, Inc., Transocean Inc., Suncor Energy Inc., and Valero Energy Corporation, in each case for the four calendar quarters in each of 2003, 2004 and for the three calendar quarters in 2005, through August 4, 2005. We obtained the trading price information shown below from Bloomberg Financial Services, without independent verification.

Amerada Hess Corporation
	High	Low	Close

2003
Quarter ended March 31	$57.05	$41.58	$44.26
Quarter ended June 30	$51.06	$43.79	$49.18
Quarter ended September 30	$50.28	$45.33	$50.1
Quarter ended December 31	$54.18	$46.21	$53.17
2004
Quarter ended March 31	$66.98	$53.73	$65.28
Quarter ended June 30	$79.19	$62.57	$79.19
Quarter ended September 30	$89.21	$75.88	$89
Quarter ended December 31	$92.91	$76.63	$82.38
2005
Quarter ended March 31	$103.83	$79	$96.21
Quarter ended June 30	$111.67	$88.05	$106.51
Quarter ending September 30 (through August 4, 2005)	$119.59	$110.85	$119.59
Closing price on August 4, 2005			$119.59

Encana Corporation
	High	Low	Close

2003
Quarter ended March 31	$16.695	$14.96	$16.18
Quarter ended June 30	$19.63	$15.52	$19.185
Quarter ended September 30	$19.07	$17.18	$18.19
Quarter ended December 31	$19.855	$16.8	$19.72
2004
Quarter ended March 31	$21.985	$19.41	$21.56
Quarter ended June 30	$22.245	$19.175	$21.58
Quarter ended September 30	$23.15	$20.23	$23.15
Quarter ended December 31	$28.53	$23.39	$28.53
2005
Quarter ended March 31	$35.57	$26.615	$35.21
Quarter ended June 30	$41.35	$31.755	$39.59
Quarter ending September 30 (through August 4, 2005)	$43.66	$39.5	$43.09
Closing price on August 4, 2005			$43.09

Occidental Petroleum Corporation
	High	Low	Close

2003
Quarter ended March 31	$30.70	$27.28	$29.96
Quarter ended June 30	$34.3	$29.85	$33.55
Quarter ended September 30	$35.39	$31.13	$35.23
Quarter ended December 31	$42.63	$35.26	$42.24
2004
Quarter ended March 31	$46.58	$42.04	$46.05
Quarter ended June 30	$49.67	$44.08	$48.41
Quarter ended September 30	$56.35	$47.95	$55.93
Quarter ended December 31	$60.31	$54.75	$58.36
2005
Quarter ended March 31	$74.02	$55.61	$71.17
Quarter ended June 30	$80.68	$65.5	$76.93
Quarter ending September 30 (through August 4, 2005)	$84.43	$78.8	$82.84
Closing price on August 4, 2005			$82.84

Rowan Companies, Inc.
	High	Low	Close

2003
Quarter ended March 31	$23.57	$17.93	$19.66
Quarter ended June 30	$25.48	$19.34	$22.4
Quarter ended September 30	$25.34	$21.1	$24.58
Quarter ended December 31	$26.38	$20.73	$23.17
2004
Quarter ended March 31	$24.67	$20.8	$21.09
Quarter ended June 30	$24.64	$20.62	$24.33
Quarter ended September 30	$27.05	$21.87	$26.4
Quarter ended December 31	$27	$23.61	$25.9
2005
Quarter ended March 31	$32.92	$24.83	$29.93
Quarter ended June 30	$30.84	$25.04	$29.71
Quarter ending September 30 (through August 4, 2005)	$35	$29.4	$34.95
Closing price on August 4, 2005			$34.95

Transocean Inc.
	High	Low	Close

2003
Quarter ended March 31	$24.08	$20	$20.45
Quarter ended June 30	$25.5	$18.84	$21.97
Quarter ended September 30	$22.02	$18.71	$20
Quarter ended December 31	$24.56	$18.65	$24.01
2004
Quarter ended March 31	$31.5	$23.94	$27.89
Quarter ended June 30	$29.12	$25.47	$28.94
Quarter ended September 30	$36.19	$26.21	$35.78
Quarter ended December 31	$42.99	$34.09	$42.39
2005
Quarter ended March 31	$51.46	$39.8	$51.46
Quarter ended June 30	$57.73	$44.03	$53.97
Quarter ending September 30 (through August 4, 2005)	$59.65	$54.14	$59.58
Closing price on August 4, 2005			$59.58

Suncor Energy Inc.
	High	Low	Close

2003
Quarter ended March 31	$18.27	$15.35	$17.47
Quarter ended June 30	$19.59	$16.28	$18.75
Quarter ended September 30	$19.55	$18	$18.55
Quarter ended December 31	$25.06	$18.74	$25.06
2004
Quarter ended March 31	$28.35	$24.74	$27.35
Quarter ended June 30	$27.73	$23.61	$25.61
Quarter ended September 30	$32.56	$25.76	$32.01
Quarter ended December 31	$35.45	$31.7	$35.4
2005
Quarter ended March 31	$40.51	$31.9	$40.21
Quarter ended June 30	$48.9	$35.75	$47.32
Quarter ending September 30 (through August 4, 2005)	$54.74	$47.75	$54.74
Closing price on August 4, 2005			$54.74

Valero Energy Corporation
	High	Low	Close

2003
Quarter ended March 31	$20.925	$16.55	$20.69
Quarter ended June 30	$20.94	$17.78	$18.165
Quarter ended September 30	$20.04	$17.765	$19.135
Quarter ended December 31	$23.4	$18.9	$23.17
2004
Quarter ended March 31	$30.405	$23.01	$29.98
Quarter ended June 30	$37.145	$28.155	$36.88
Quarter ended September 30	$40.105	$32.18	$40.105
Quarter ended December 31	$47.63	$39.99	$45.4
2005
Quarter ended March 31	$73.86	$42.16	$73.27
Quarter ended June 30	$80.95	$60.66	$79.11
Quarter ending September 30 (through August 4, 2005)	$89.24	$79.72	$89.24
Closing price on August 4, 2005			$89.24